Exhibit 10.13

[Cypress Letterhead]

January 15, 2015

Pam Tondreau
Danville, California

Dear Pam,

We are pleased to extend an offer of employment to you to join Cypress Semiconductor Corporation. Effective on the date specified below, you will become a full-time employee of the Company to serve in the position of Senior Vice President and General Counsel reporting to Paul Keswick, Executive Vice President and to perform other such duties and responsibilities as may be assigned to you from time to time by the President or the Board of Directors of the Company.

In consideration for all services rendered by you in such employment, you will be paid based on an annual salary of $260,000. Salary payments will be made bi-weekly. During your employment, you shall be entitled to participate in the Company's employee fringe benefit programs, stock purchase and 401(k) plans to the extent of your eligibility.

You will be a participant in the Cypress Semiconductor 2015 Key Employee Bonus Program (KEBP). Your target incentive will be 50% of the base salary. Your participation starts on your hire date. Your actual incentive will be based on both company and individual performance.

You have been granted 25,000 Performance Based Restricted Stock Units (PARS) under our Company’s PARS program. All RSUs awarded under and are subject to this Plan. The Compensation Committee will set the 2015 performance milestones and vesting schedule required for the 2015 PARS targets in Q1, 2015. You may be eligible to earn your 2015 PARS if the performance milestones are achieved by the end of the 2015 fiscal year. The terms and conditions will be outlined in the PARS agreement which will be delivered in Q1, 2015.

Subject to the approval of the Compensation Committee, Cypress offers you a grant of 90,000 Restricted Stock Units (RSUs). RSUs are a promise by the company to give you shares of common stock in the future, provided your employment is continuous. Your RSUs will vest over five years at the rate of 1/5 (20%) per year as of the anniversary of your hire date. RSUs have no exercise price and therefore always have value. Once vested, the value of each RSU is equal to the value of one share of Cypress’s stock as reported on the NASDAQ. Upon vest, any applicable taxes will be withheld in the form of shares, or you will be required to sell enough shares to pay the taxes required to be withheld, or you will need to use cash from external sources to satisfy the tax requirements. Vested RSUs remain yours for as long as you hold the shares, even if the company no longer employs you. You may sell them immediately upon vest or hold onto them for however long you like. In the latter case, you bear the risk of the stock declining in price and your shares losing value.

Your entire grant will begin vesting on your hire date. You must accept your stock grant through the on-line acceptance at E*TRADE (https://us.etrade.com/e/t/home). The acceptance of your grant must be completed within sixty (60) days of E*TRADE’s email notification to you that “You have a New Grant”.

Within the first 30 days of your Cypress employment you are required to be trained on the Code of Business Conduct and Ethics. The training is online and is available through Cypress University (CYU) on the Cypress Intranet.

Within the first 30 days of your Cypress employment you are required to take and successfully complete the Workplace Harassment Training. The training is online and is available through Cypress University (CYU) on the Cypress Intranet.

Your employment with Cypress will be at-will. This means that both you and Cypress can end your employment at any time, whether or not there is cause or notice. No one other than the Chief Executive Officer and the Executive Vice President of Human Resources has the authority to change this arrangement or to make any agreement contrary to this. Any such agreement must be in writing, must be signed by the Chief Executive Officer and the Executive Vice President of Human Resources, and must express a clear intent to alter the at-will nature of your employment relationship.

This offer is contingent upon your ability to present documents establishing your right to work in the United States as required by the 1986 Federal Immigration Reform and Control Act.

Upon your acceptance of employment, you will sign the Company's standard Proprietary Information and Inventions Agreement and the Hiring Non Disclosure Agreement.

You hereby confirm that (i) you will not disclose or use any confidential or proprietary information or trade secrets of any prior employer or other person in connection with your employment by the Company, (ii) you are not subject to any agreement or restriction which would restrict your employment with the Company, and (iii) you have not solicited, nor has the Company requested that you solicit, any person employed by your former employer to join the Company.

U.S. Export laws require Cypress to obtain licenses for foreign nationals from certain countries (for example, Libya, Iraq) who will have access to certain types of technology. If an export license is required, the U.S. government must grant that license before you are permitted to commence your job assignment. This offer of employment may be contingent upon issuance of a license. Please contact your Cypress HR Generalist at 408/432-7001 if you have any questions about how the export control laws apply to your employment.

This offer is valid through 12:00 noon, January 22, 2015.

Very truly yours,

/s/ Paul Keswick Paul Keswick Executive Vice President	/s/ Sriramachandrudu V Sriramachandrudu V Human Resource Generalist

I accept Cypress’ offer of at-will employment and agree to all of the terms described in this letter:

Signature /s/ P. Tondreau

Date 1-21-15

Expected Start Date 1-22-15
Please provide your preferred name, if any, so that we may order a cubicle/office name plate and for your Cypress e-mail account:

First Name: Pamela Last Name: Tondreau @cypress.com

In addition to the email address selected above, employees are assigned four letter “Cypress Initials” which are used for a variety of purposes during your employment. To assist in the selection of your Cypress Initials, please provide your preferred four (4) letter initials below:

Option #1 PLT Option #2 ________ Option #3 ________